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                                                                       Exhibit 5



                                                                  March 23, 1999


LifePoint, Inc.
10400 Trademark Street
Rancho Cucamonga, CA 91730

Dear Sirs and Madams:


We refer to Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-72663 (the "Registration Statement"), to be filed by LifePoint, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), relating to (1) an aggregate of 12,000,000 shares (the "Shares") of the Company's Common Stock, $.001 par value (the "Common Stock"), to be offered by the holders thereof named in the table under the caption "Selling Stockholders" in the Prospectus constituting Part I of the Registration Statement (the "Prospectus") and which Shares were issued or are issuable upon the conversion of 600,000 shares (the "Preferred Shares") of the Company's Series A 10% Cumulative Convertible Preferred Stock $.001 par value, which Preferred Shares were issued to the holders in the Company's private placement closed on January 21, 1999 pursuant to Regulation D under the Securities Act (2) an aggregate of 500,000 shares (the "Dividend Shares") of the Common Stock which were issued or the Company estimates will be issued during the next three years as accrued but unpaid dividends to the holders with respect to their Preferred Shares, which Dividend Shares will also be offered by such holders pursuant to the Prospectus and (3) an aggregate of 1,535,452 shares (the "Underlying Shares") of the Common Stock to be offered by the holders thereof, who are also named in the foregoing table in the Prospectus, when and if such holders exercise their Common Stock purchase warrants (the "Selling Stockholders Warrants") previously granted to them by the Company for the reasons set forth under the caption "Plan of Distribution" in the Prospectus.



As counsel to the Company, we have examined the Certificate of Incorporation of the Company, its By-Laws, its minutes and other corporate proceedings and corporate records relating to the authorization and, where applicable, the issuance of the Shares, the Selling Stockholders Warrants and the Underlying Shares and have reviewed Amendment No. 1 to the Registration Statement in the form intended to be filed. In our opinion, we have made such an investigation and examinations we have deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.


Based upon such examination and review, it is our opinion that:

     1. The Company is duly organized and validly under the laws of the State of Delaware; and


     2. The Shares and the Dividend Shares are or, when issued in accordance with the Company's Certificate of Incorporation, will be and the Underlying Shares, when issued in accordance with the respective terms of the Selling Stockholders Warrants, will be, validly issued, fully paid and non-assessable.


In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" included in the Prospectus.

                                          Very truly yours,

                                          /s/ WACHTEL & MASYR, LLP

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